Exhibit 99.1
Local.com® Announces 2011 Annual Meeting Results
IRVINE, Calif., July 20, 2011 — Local.com Corporation (NASDAQ: LOCM), a leading online local media company, today announced the results of its 2011 Annual Meeting of Stockholders. The meeting was held earlier today in Irvine, California.
During the meeting, stockholders elected Phillip K. Fricke and Norman K. Farra Jr. as Class I members of the company’s Board of Directors for a three-year term expiring in 2014. The stockholders also elected Lowell W. Robinson as a Class III member of the company’s Board of Directors for a two-year term expiring in 2013.
Local.com stockholders also ratified the appointment of Haskell & White LLP to serve as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. Also during the meeting, stockholders approved the company’s 2011 Omnibus Incentive Plan and the advisory vote on executive compensation. The stockholders also voted to set the frequency of the stockholder executive compensation advisory vote at one year.
About Local.com®
Local.com Corporation (NASDAQ: LOCM), a leading online local media company, enables brick-and-mortar businesses to connect with online customers using a variety of digital marketing products. The company reaches more than 20 million consumers each month on the flagship Local.com website, 1,400 regional media sites and more than 100,000 geo-category websites. The company distributes daily deals to hundreds of thousands of email subscribers in 14 markets via Spreebird, rich media ads via Rovion.com, and real-time product inventory information from more than 60,000 retailers nationwide via Krillion.com. To advertise, or for more information, visit: http://www.local.com/.
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Media Relations Contact:
Cameron Triebwasser
Local.com
949-789-5223
ctriebwasser@local.com